Exhibit 10.5

GUARANTY

GUARANTY, dated December 3, 2012, made by Hillenbrand, Inc., One Batesville Blvd., Batesville, Indiana, USA 47006, a corporation organized and existing under the laws of the state of Indiana (the “Guarantor”), in favor of Commerzbank Aktiengesellschaft (the “Bank”).

The Bank, through its Frankfurt am Main Branch, has  granted on the date hereof credit facilities by way of issuing letters of credit and guarantee facilities, in the aggregate amount of EURO 50.000.000,00 (such facilities as hereafter amended, modified or supplemented, the “Agreement”, terms defined therein and not otherwise defined herein being used herein as therein defined), to Coperion GmbH, Theodorstrasse 10, 70469 Stuttgart, a German Corporation (the “Borrower”).

It is a condition precedent to the extending guaranties and issuing of L/Cs by the Bank under the Agreement that the Guarantor, as the ultimate parent of the Borrower, shall have executed and delivered this Guaranty.

NOW THEREFORE, in consideration of the premises and in order to induce the Bank to make loans or to continue to make loans under the Agreement, the Guarantor hereby agrees as follows:

1. Guaranty.

The Guarantor hereby irrevocably and unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Agreement, whether for principal, interest or otherwise (collectively the “Obligations”), and agrees to pay any and all reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees) incurred by the Bank in enforcing any rights under this Guaranty provided no such expenses will be due and payable if the Guarantor is found not to be liable hereunder in a final non-appealable judgment.

2. Guaranty Absolute.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Agreement. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Agreement or any other agreement or instrument relating thereto (other than this Guaranty) or any law, regulation or order now or hereinafter in effect in any jurisdiction purporting to prohibit the payment by the Borrower of the Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to release from the Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to release from any other guaranty, for all or any of the Obligations; or

(d) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

3. Guaranty of Payment

The Guaranty is a guaranty of payment and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Borrower or upon any other condition precedent or condition subsequent or contingency.

4. Waiver.

The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower, any other person or entity or any collateral.

5. Subrogation.

The Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations shall have been paid in full (other than indemnities and other contingent obligations owed to the Bank not then due and payable and as to which no claim has been made). If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full  (other than indemnities and other contingent obligations owed to the Bank not then due and payable and as to which no claim has been made), such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Agreement. If (i) the Guarantor shall make payment to the Bank of all or any part of the Obligations and (ii) all the Obligations shall be paid in full (other than indemnities and other contingent obligations owed to the Bank not then due and payable and as to which no claim has been made), the Bank will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

6. Taxes.

(a) Any and all payments made by the Guarantor hereunder shall be made free and clear of, and without deduction for, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all ancillary liabilities with respect thereto, excluding (i) taxes of any jurisdiction imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) and (ii) all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be compelled by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) A payment by the Guarantor shall not be increased under this Section 6,  if on the date on which the payment falls due, (i) the payment could have been made without a deduction of Taxes, if the Bank had been a resident of a jurisdiction having a double taxation agreement applicable to the payments made by the Guarantor hereunder which makes provision for full exemption for tax on payments made by the Guarantor hereunder  (a “Treaty Lender”) but on that date the Bank is not or has ceased to be a Treaty Lender other than as a result of any change after the date it became a lender under the Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority, or (ii) the Bank is a Treaty Lender and the Guarantor is able to demonstrate that the payment could have been made to the Bank without the deduction of Taxes had that Lender complied with its obligations below.

(c) Bank and Guarantor shall co-operate in completing any procedural formalities necessary for the Guarantor to obtain authorisation to make that payment without a deduction of Taxes.

(d) In addition, the Guarantor agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as “Other Taxes”).

(e) The Guarantor will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on additional amounts payable under this Section 6) paid by the Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor. In any event, no indemnification is owed under this subsection (e) to the extent a loss, liability or cost (A) is compensated for by an increased payment under subsection (a) above, or (B) would have been compensated for by an increased payment under subsection (a) above but was not so compensated solely because one of the exclusions in subsection (b) applied.

(f) The Bank making, or intending to make, a claim under subsection (e) above shall promptly notify the Guarantor of the event which will give, or has given, rise to the claim.

(g) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

(h) If the Guarantor makes a payment for Taxes under the preceding subsections (“Tax Payment”)  and the Bank determines that: (a) a credit against, relief or remission for, or repayment of any Taxes (each a “Tax Credit”) is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a deduction of Taxes in consequence of which that Tax Payment was required, and (b) the Bank has obtained, utilised and retained that Tax Credit, the Bank shall pay an amount to the Guarantor which Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.

(i) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in subsections (a) through (h) above shall survive the payment in full of principal of and interest on the Agreement.

7. Judgment.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Euro into another currency, the parties agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase Euro with such other currency on the business day in Frankfurt/Main, Federal Republic of Germany (“Business Day”) preceding that on which final judgment is given.

(b) The obligation of the Guarantor in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in a currency other than Euro, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may in accordance with normal banking procedures purchase Euro with such other currency; if the Euro so purchased are less than the sum originally due to the Bank in Euro, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the Euro so purchased exceed the sum originally due to the Bank in Euro, the Bank agrees to remit to the Guarantor such excess.

8. Consent to Jurisdiction; Waiver of Immunities.

(a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

b) Nothing in this Section 8) affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdiction.

(c) To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

9. Representations and Warranties.

(a) The execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers and have been duly authorized by all necessary corporate action. To the knowledge of the Guarantor, the execution, delivery and performance by the Guarantor of this Guaranty do not contravene any law or contractual restriction binding on or affecting the Guarantor, except for any such contravention which, individually or in the aggregate, would not result in a material adverse effect on the validity of the Guaranty.

(b) No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Guarantor of this Guaranty, except such as have been obtained or made and are in full force and effect.

(c) This Guaranty is the Guarantor’s legal, valid and binding obligation enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

(d) There is no pending or, to the knowledge of the Guarantor, threatened action or proceeding affecting the Guarantor before any court, governmental agency or arbitrator, which would reasonably be expected to materially adversely affect the financial condition or operations of the Guarantor and its subsidiaries, taken as a whole.

(e) Neither the Guarantor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the jurisdiction of its organization.

(f) There is no tax, levy, impost, deduction, charge or withholding imposed by the United States of America and/or the State of New York or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Guaranty or any other document to be furnished hereunder or (ii) on any payment to be made by the Guarantor pursuant to this Guaranty.

(g) To ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty in the State of New York, it is not necessary that this Guaranty or any other document be filed or recorded with any court or other authority in the State of New York or that any stamp or similar tax be paid on or in respect of this Guaranty.

10. Bank Status. It is the intent of the Guarantor that, upon execution and delivery of this Guaranty by the Guarantor, the Bank will be a general unsecured creditor of the Guarantor with respect to the Obligations guaranteed by the Guarantor pursuant to this Guaranty.

11. Miscellaneous.

(a) Any amendment or waiver hereof shall be in writing and signed by the Bank and the Guarantor and shall be effective only in the specific instance and for the specific purpose for which given. No failure of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b) All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and, if to the Guarantor, mailed or telegraphed or delivered to it, addressed to it at Hillenbrand, Inc. One Batesville Blvd., Batesville, Indiana, USA 47006, Attention of Treasurer, if to the Bank, mailed or delivered to it, addressed to it at the address of the Bank specified in the Agreement, or as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

(c) This Guaranty is a continuing Guaranty and shall (i) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty, (ii) be binding upon the Guarantor, its permitted successors and assigns under the Agreement and (iii) inure to the benefit of and be enforceable by the Bank and its permitted successors, transferees and assigns under the Agreement. Without limiting the generality of the foregoing clause (iii), the Bank may assign or otherwise transfer its interest in the Obligations to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to the Bank herein or otherwise.

12. Governing Law.

This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(signature page follows)

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

HILLENBRAND, INC.

By:	/s/ Cynthia L. Lucchese

Name:	Cynthia L. Lucchese
Title:	Senior Vice President and Chief Financial Officer